Exhibit 10.27
AGREEMENT
     THIS AGREEMENT (“Agreement”) is made as of the 19th day of February, 2008, between JO-ANN STORES, INC., an Ohio corporation (the “Company”), and Travis Smith (“Executive”).
     The Company is entering into this Agreement (in substitution for and in lieu of the employment agreement entered into by the parties dated July 31, 2006; “Prior Agreement”) in recognition of the importance of Executive’s services to the continuity of management of the Company and based upon its determination that it will be in the best interests of the Company to encourage Executive’s continued attention and dedication to Executive’s duties as a general matter and in the potentially disruptive circumstances of a possible Change of Control of the Company. (As used in this Agreement, the term “Change of Control” and certain other capitalized terms have the meanings ascribed to them in Section 17 at the end of this Agreement.)
     The Company and Executive agree, effective as of the date first set forth above (the “Effective Date”), as follows:
1. Severance Benefits upon Certain Separations from Service Occurring Before a Change of Control. If, before the occurrence of a Change of Control, Executive has a Separation from Service with the Company by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to the following as Severance Benefits:
     (a) The Company shall pay Executive an amount equal to Executive’s Base Salary for eighteen (18) months payable in consecutive bi-weekly installments at the same times and in the same amounts as if Executive had not incurred a Separation from Service and had continued to earn Executive’s Base Salary over that eighteen (18) month period. Each such installment shall be a “Payment” for purposes of this Section 1(a). The Payments shall be paid over the following payment periods:
     (i) First Payment Period. The First Payment Period shall begin on the first bi-weekly payroll date following the Separation from Service and shall end on the last bi-weekly payroll date of the sixth (6th) calendar month following the calendar month in which the Separation from Service occurs. The Company shall pay a Payment to Executive on each bi-weekly payroll date during the First Payment Period; provided, however, in no event shall the aggregate amount paid to Executive during the First Payment Period exceed two (2) times the lesser of: (A) the Executive’s annualized compensation based upon the annual rate of pay paid to Executive for services to the Company for the calendar year preceding the calendar year in which the Separation from Service occurs (adjusted for any increase during that year that was expected to continue indefinitely but for the Separation from Service), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Separation from Service occurs.

     In the event any amount that would have been paid during the First Payment Period cannot be paid because it would exceed the limitation provided in the preceding paragraph, such excess amount shall be paid in a lump sum on the first bi-weekly payroll date of the Second Payment Period (in addition to any amount that would be paid on such bi-weekly payroll date in the Second Payment Period as provided in Section 1(a)(ii) below).
     (ii) Second Payment Period. The Second Payment Period shall commence on the first bi-weekly payroll date following the end of the First Payment Period and shall end on the last bi-weekly payroll date preceding the date that is eighteen (18) months following the Executive’s Separation from Service. The Company shall pay a Payment to Executive on each bi-weekly payroll date in the Second Payment Period.
     (b) The Company shall continue to provide Executive with group term life insurance for eighteen (18) months following the Termination Date, except that the Company may stop providing group term life insurance earlier if and when Executive accepts full time employment with a subsequent employer and that employer provides Executive with group term life insurance coverage. The group term life insurance benefits to be provided by the Company pursuant to this paragraph shall be provided to Executive at the same cost to Executive, and at the same coverage level, as is applicable to continuing executives in comparable positions from time to time during the period the benefits are continued.
     (c) The initial 50,000 stock options granted to Executive in connection with his initial employment will become fully exercisable as of the date the Executive’s employment with the Company is terminated (to the extent that such options remain outstanding as of the termination date), and all restrictions and conditions applicable to the initial 40,000 restricted shares granted to Executive in connection with his initial employment will be deemed to have been satisfied as of the date of the Executive’s termination. With respect to all subsequent equity awards, the provisions of the granting instruments and relevant Company plans shall be applicable.
     (d) The Executive shall be entitled to continue his medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided the Executive timely elects such coverage and satisfies all other eligibility requirements under COBRA. If the Executive elects COBRA coverage, the Executive shall pay the full COBRA premium at his own expense.
     (e) On the first bi-weekly payroll date during the Second Payment Period, the Company shall pay Executive the sum of Forty-Six Thousand Three Hundred Sixty-Seven Dollars ($46,367) in addition to any other amounts due at that time to Executive pursuant to the other provisions of this Agreement.
     (f) If the Separation from Service occurs during a fiscal year in which a bonus was earned under any Company sponsored bonus plan, the Executive will be entitled to a pro-rata portion of that fiscal year’s bonus based on the attainment of the performance metrics. This pro-rata bonus will be paid at its normal time at the end of the performance period.
2. Change of Control Severance Benefits upon Certain Separations from Service Occurring After a Change of Control. If, after the occurrence of a Change of Control, Executive has a Separation from Service with the Company by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to the following as Change of Control Severance Benefits:
     (a) The Company shall make a lump sum cash payment to Executive, not later than ten (10) business days after the Separation from Service, in an amount equal to three (3) times the sum of (i) Executive’s Base Salary plus (ii) the greater of (A) Executive’s average cash bonus earned over the three (3) full fiscal years of the Company ended before the Separation from Service, or (B) Executive’s target annual bonus established for the bonus plan year in which the Separation from Service occurs. If Executive has been employed by the Company for fewer than three (3) but at least one (1) full fiscal year of the Company ended before the Separation from Service, the average of the bonuses earned in the two (2) full fiscal years of the Company ended before the Separation from Service, or the amount of the bonus earned in the one full fiscal year of the Company ended before the Separation from Service, as the case may be, shall be substituted for the average referred to in (A) above.
     (b) If the Separation from Service occurs after the end of a bonus year under any Company sponsored bonus plan and before the bonus with respect to that bonus year has been paid, the Company shall pay to Executive, not later than ten (10) business days after the Separation from Service, an amount equal to the bonus for that bonus year to which Executive would have been entitled had the bonus plan for that bonus year remained in effect without any change and had Executive remained in the employ of the Company through the date on which bonuses for that bonus year were paid.
     (c) The Company shall make a lump sum cash payment to Executive, not later than ten (10) business days after the Separation from Service, in an amount equal to the greater of (i) Executive’s unpaid targeted annual bonus, established for the bonus year in which the Separation from Service occurs, multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company in the bonus year through the Separation from Service, and the denominator of which is 365, or (ii) the bonus amount specifically guaranteed to Executive for that bonus year under any other agreement between the Company and Executive.
     (d) The Company shall continue to provide Executive with group term life insurance for three (3) years following the Termination Date, except that the Company may stop providing group term life insurance earlier if and when Executive accepts full time employment with a subsequent employer and that employer provides Executive with group term life insurance coverage. The group term life insurance benefits to be provided by the Company pursuant to this paragraph shall be provided to Executive at the same cost to Executive, and at the same coverage level, as is applicable to continuing executives in comparable positions from time to time during the period the benefits are continued.

     (e) All stock options granted to Executive then outstanding will become fully exercisable as of the date of the Change of Control, and all restrictions and conditions applicable to restricted stock granted to Executive will be deemed to have been satisfied as of the date of the Change of Control.
     (f) The Executive shall be entitled to continue his medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided the Executive timely elects such coverage and satisfies all other eligibility requirements under COBRA. If the Executive elects COBRA coverage, the Executive shall pay the full COBRA premium at his own expense.
     (g) On the first bi-weekly payroll date during the Second Payment Period, the Company shall pay Executive the sum of Ninety Two Thousand Seven Hundred and Thirty Five Dollars ($92,735) in addition to any other amounts due at that time to Executive pursuant to other provisions of this Agreement.
3. Earned but Unpaid Base Salary and Accrued Paid Time Off Pay Payable Upon Any Separation from Service; Treatment of Long-Term Incentive Awards. Upon Executive’s Separation from Service for any reason and at any time, the Company shall pay to Executive (or, where appropriate, to Executive’s Beneficiary), not later than ten (10) days after the Separation from Service, (a) all earned but unpaid Base Salary through the Separation from Service, and (b) an amount equal to the aggregate dollar value of all paid time off earned but not taken by Executive (“Accrued Paid Time Off Pay”) before the Separation from Service. In addition, upon such Separation from Service, all outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company except as explicitly provided otherwise in this Agreement.
4. Separation from Service Due to Retirement, Disability, or Death. If Executive has a Separation from Service due to Retirement, Disability, or death while this Agreement remains in effect (whether before or after the occurrence of a Change of Control), neither Executive nor Executive’s Beneficiaries will be entitled to Severance Benefits or Change of Control Severance Benefits under either of Sections 1 or 2 but Executive or Executive’s Beneficiaries, as appropriate, will be entitled to the payments provided for in Section 3 and to such benefits as may be provided under the terms of the Company’s disability, retirement, survivor’s benefits, insurance, and other applicable plans and programs of the Company then in effect.
5. Separation from Service for Cause or by Executive other than for Good Reason. If Executive has a Separation from Service by the Company for Cause or by Executive other than for Good Reason while this Agreement remains in effect (whether before or after the occurrence of a Change of Control) and Section 6 does not apply, neither Executive nor Executive’s Beneficiaries will be entitled to Severance Benefits or Change of Control Severance Benefits under either of Sections 1 or 2 but Executive or Executive’s Beneficiaries, as appropriate, will be entitled to the payments provided for in Section 3 and the Company shall pay to Executive such other amounts to which Executive is entitled under any compensation plans of the Company, at the time such payments are due. Except as provided in this Section 5, the Company shall have no further obligations to Executive under this Agreement.
6. Special Provision Applicable only if Executive has a Separation from Service both in Advance of and in Contemplation of a Change of Control. If Executive has a Separation

from Service by the Company (a) in contemplation of and not more than six (6) full calendar months before the occurrence of a Change of Control, and (b) under circumstances such that if the Separation from Service had occurred immediately after that Change of Control Executive would have been entitled to Change of Control Severance Benefits under Section 2 above, then the Company shall pay and provide to Executive all of the amounts and benefits specified in Section 2, reduced by such amounts and such benefits, if any, that the Company has otherwise paid and provided to Executive pursuant to Section 1 above. The Company shall make any cash payment required pursuant to this Section 6 within ten (10) days of the occurrence of the Change of Control.
7. Change of Control Ignored if Employment Continues for More than Two Years Thereafter. If Executive’s employment continues for more than two (2) years following the occurrence of any Change of Control, that particular Change of Control will be deemed never to have occurred for purposes of this Agreement.
8. Term of Agreement
     This Agreement shall be effective as of the Effective Date (without interruption from the Prior Agreement) and shall continue in effect hereafter until a Separation from Service occurs pursuant to one of Sections 1, 2, 4, or 5, with due consideration of Sections 3, 6 and 7 hereof. The parties may, by mutual agreement, at any time and from time time modify or terminate the term of this Agreement under this Section 8.
9. Excise Tax.
     If there is any conflict between the provisions of this Section 9 and any other provision of this Agreement regarding payments to be made or benefits to be provided to Executive under this Agreement following a Change of Control, the provisions of this Section 9 shall govern.
     9.1. Acknowledgement. The Company and Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise, and including, without limitation, any income recognized by Executive upon exercise of an option granted by the Company to acquire Common Shares issued by the Company) (a “Payment”) may be determined to be an Excess Parachute Payment that is not deductible by the Company for federal income tax purposes and with respect to which Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”).
     9.2. Procedure. If Executive’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 9, shall determine (a) the maximum amount of Parachute Payments that Executive may receive without becoming subject to the excise tax imposed by Section 4999 and without the Company suffering a loss of deduction under Section 280G (this maximum amount being the “280G Limit”) and (b) whether, if all Payments were made without regard to this Section 9, any Payment would be an Excess Parachute Payment. The Accounting Firm shall communicate its determination, together with detailed supporting calculations, to the Company and to Executive within 30 days after the Termination Date or such earlier time as is requested by the Company. The Company and Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. The Company shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 9.
     9.3. Reduction or Gross Up if Payments Would Constitute Excess Parachute Payments. If any Payment would, if made without regard to this Section 9, constitute an Excess Parachute Payment, either (a) the payments to be made to Executive under this Agreement without regard to this Section 9 shall be reduced as provided in Section 9.4, or (b) the Company shall make all of the payments to be made to Executive under all of the provisions of this Agreement other than this Section 9 and, in addition, the Company shall make the Gross Up Payments specified in Section 9.5.
     9.4. Reduction in Payments if Aggregate Parachute Payments Would Otherwise not Exceed 110% of 280G Limit. If the aggregate value of all Parachute Payments does not exceed 110% of the 280G Limit, the payments to be made to Executive under this Agreement shall be reduced, but not below zero, by such amount so that the aggregate value of the Parachute Payments actually made to Executive will be One Dollar ($1.00) less than the 280G Limit.
     9.5. Gross Up Payment if Aggregate Parachute Payments Exceed 110% of 280G Limit. If the aggregate value of all Parachute Payments exceeds 110% of the 280G Limit and Executive is therefore subject to the excise tax under Section 4999 on Excess Parachute Payments received (the “Excise Tax”), the Company shall, in addition to making all other Payments to Executive, make additional payments (“Gross Up Payments”) to Executive, from time to time and at the same time as Parachute Payments are made to Executive, in such lump sum amount or amounts as are sufficient, from time to time, to place Executive in the same net after tax position that Executive would have been in if (a) Executive had to bear (without any Gross Up Payment under this Section 9.5) the Excise Tax with respect to 10% of all Parachute Payments received by Executive, (b) the Excise Tax did not otherwise apply to any Payments, and (c) Executive had not incurred any interest charges or penalties with respect to the imposition of any portion of the Excise Tax; provided, however, that such Gross Up Payments shall be paid on or before the last day of the calendar year following the calendar year in which the Executive remits the Excise Tax. For purposes of this Section 9, all payments received by Executive from the Company (whether under this Agreement or otherwise and including all Gross Up Payments received by Executive) shall be deemed to be subject to Federal and state tax at the highest marginal tax rates applicable to Executive in the year in which the Gross Up Payment is made.
     9.6. Imposition of Excise Tax Following Reduction of Payments Prescribed by Section 9.4. If, notwithstanding a reduction of payments to Executive under this Agreement as contemplated by Section 9.4, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any payment received by Executive is an Excess Parachute Payment and Executive is therefore obligated to pay Excise Tax with respect to any Payments, the Company shall make Gross Up Payments to Executive from time to time, in such lump sum amount or amounts as are sufficient, from time to time, to place Executive in the same net after tax position that Executive would have been in if no such Payments constituted

Excess Parachute Payments subject to the Excise Tax, the reduction of Parachute Payments prescribed by Section 9.4 had been made exactly as intended (i.e., to the extent but only to the extent necessary to avoid the Excise Tax), and Executive had not incurred any interest charges or penalties with respect to the imposition of any Excise Tax.
     9.7. Imposition of Additional Excise Tax Following Payment of Gross Up Prescribed by Section 9.5. If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for the Excise Tax (and/or any penalties and/or interest with respect to any Excise Tax) in excess of the amount, if any, previously determined by the Accounting Firm, the Company shall make further additional cash payments to Executive not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Executive in the same position, after payment of all federal and state taxes (whether income taxes, Excise Taxes, or other taxes) and any and all penalties and interest with respect to any such taxes, as Executive would have been in if the Accounting Firm had anticipated the later determination by the Internal Revenue Service and the Company had made appropriate Gross Up Payments to the extent contemplated by Section 9.5 in the first instance.
     9.8. Potential Contest by the Company of Internal Revenue Service Determination. If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of Excise Tax, Executive shall, upon receipt from the Company of an unconditional written undertaking to indemnify and hold Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company’s sole expense. Nothing in this Section 9.8 shall require Executive to incur any expense other than expenses with respect to which the Company has paid to Executive sufficient sums so that after the payment of the expense by Executive and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon Executive as a result of Executive’s receipt of that payment, the net effect is no cost to Executive. Nothing in this Section 9.8 shall require Executive to extend the statute of limitations with respect to any item or issue in Executive’s tax returns other than, exclusively, the Excise Tax. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to Excise Tax, Executive receives a refund of Excise Tax previously paid and/or any interest with respect thereto, Executive shall promptly pay to the Company such amount as will leave Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded Excise Tax had never been paid.

10. Outplacement Assistance. Following a Separation from Service in which Severance Benefits or Change of Control Severance Benefits are payable hereunder, the Company shall provide Executive with outplacement services obtained by the Company at its cost and commensurate with the outplacement services typically provided by the Company to Executives who left the employ of the Company before the Effective Date of this Agreement, until Executive obtains subsequent employment or self-employment; provided, however, that such outplacement shall not continue beyond the last day of the second calendar year following the calendar year in which the Executive’s Termination Date or “Separation from Service” occurs.
11. The Company’s Payment Obligation.
     11.1. Payment Obligations Absolute. The Company’s obligation to make the payments and provide the benefits provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.
     11.2. No Mitigation. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or benefits to be provided under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments or provide any benefits as required under this Agreement, except to the limited extent provided above in cases where a subsequent employer provides group term life insurance coverage.
     11.3. Source of Payments and Benefits. All payments under this Agreement shall be made solely from the general assets of the Company (or from a grantor trust, if any, established by the Company for purposes of making payments under this Agreement and other similar agreements), and Executive shall have the rights of an unsecured general creditor of the Company with respect thereto.
12. Legal Remedies.
     12.1. Payment of Legal Fees. Unless prohibited by law, the Company shall pay all legal fees, costs of arbitration and/or litigation, prejudgment interest, and other expenses incurred in good faith by Executive as a result of the Company’s refusal to provide the Severance Benefits or Change of Control Severance Benefits to which Executive deems Executive to be entitled under this Agreement, as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement, provided, however, that the Company shall be reimbursed by Executive for all such fees and expenses if, but only if, it is ultimately determined by a court of competent jurisdiction or by the arbitrators, as the case may be, that Executive had no reasonable grounds for the position propounded by Executive in the arbitration and/or litigation (which determination need not be made simply because Executive fails to succeed in the arbitration and/or litigation).

     12.2. Arbitration. Subject to the following sentences, any dispute or controversy arising under or in connection with this Agreement shall be settled by mandatory arbitration (in lieu of litigation), conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from Hudson, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Any dispute which arises with respect to Executive’s alleged violation of the prohibition on competition or any other restriction contained in Section 14 of this Agreement shall be settled by judicial proceedings (in any court of competent jurisdiction with respect to such dispute or claim). Except as provided above for claims or disputes under Section 14, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
13. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal income, FICA and Medicare taxes, and any other state, city, or local taxes).
14. Noncompetition.
     14.1. Prohibition on Competition. Without the prior written consent of the Company, during the term of this Agreement, and, if Severance Benefits are paid hereunder, thereafter during the eighteen (18) month period beginning on the Termination Date or if Change of Control Severance Benefits are paid hereunder, thereafter through the second (2nd) anniversary of the Termination Date, Executive shall not, as an employee, an officer, or as a director, engage directly or indirectly in any business or enterprise that engages to any significant extent within the United Sates of America in the sale at retail or direct marketing to consumers of fabric and craft components. Notwithstanding the foregoing, Executive may purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.
     14.2. Disclosure of Information. Executive acknowledges that Executive has and has had access to and knowledge of certain confidential and proprietary information of the Company, which is essential to the performance of Executive’s duties as an employee of the Company. Executive will not, during or after the term of Executive’s employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such information for his own purposes.
     14.3. Covenants Regarding Other Employees. During the term of this Agreement and thereafter during any period during which Executive is subject to the restriction set forth in Section 14.1, Executive shall not attempt to induce any employee of the Company to terminate his or her employment with the Company or accept employment with any competitor of the Company and Executive shall not interfere in any similar manner with the business of the Company.
15. Successors and Assignment.
     15.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the

Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to notify the Company that, unless the failure is remedied within thirty (30) days after delivery of the notice from Executive, Executive’s employment will terminate as of the thirty-first (31st) day after the delivery of the notice. If any such notice is given and the failure is not so remedied, Executive will be entitled to receive the same payments and benefits from the Company, and on the same schedule, as if the Company had undergone a Change of Control on the date of the succession and Executive had thereupon terminated his employment for Good Reason.
     15.2. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive and each of Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to Executive’s Beneficiary. If Executive has not named a Beneficiary, then such amounts shall be paid to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.
16. Miscellaneous.
     16.1. Employment Status. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is “at will,” and, prior to the effective date of a Change of Control, may be terminated by either Executive or the Company at any time, subject to applicable law.
     16.2. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to severance benefits to be provided upon any termination of Executive’s employment and supersedes any and all prior employment, retention, and/or change of control agreements between Executive and the Company, including, without limitation, the Prior Agreement.
     16.3. Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits or Change of Control Severance Benefits owing to Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. Executive may make or change such designation at any time.
     16.4. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
     16.5. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and by an authorized representative of the Company, or by the respective parties’ legal representatives and successors.

     16.6. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Agreement.
17. Definitions. Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth below:
     17.1. “Accounting Firm” means the independent auditors of the Company for the Fiscal Year preceding the year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, the Company shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended).
     17.2. “280G Limit” has the meaning assigned to it in Section 9.2.
     17.3. “Base Salary” means an amount equal to Executive’s base annual salary at the highest rate payable at any time before the date of a Separation from Service. For this purpose, Base Salary shall not include bonuses, long-term incentive compensation, or any remuneration other than base annual salary.
     17.4. “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     17.5. “Beneficiary” means the persons or entities designated or deemed designated by Executive pursuant to Section 15.2 herein.
     17.6. “Board” means the Board of Directors of the Company.
     17.7. “Cause” shall mean the occurrence of any one or more of the following:
          (a) The willful and continued failure by Executive to substantially perform his normal duties (other than any such failure resulting from Executive Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Committee believes that Executive has not substantially performed his duties, and Executive has failed to remedy the situation within thirty (30) business days of receiving such notice;
          (b) Executive’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or
          (c) The willful engaging by Executive in gross negligence materially and demonstrably injurious to the Company. However, no act, or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was not in or not opposed to the best interest of the Company.

     17.8 Change of Control. A “Change of Control” for purposes of Section 2(e) shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:
          (a) Any person (other than the Company, any of its Subsidiaries, any member of either of the Founding Families, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifteen percent (15%) or more (but less than fifty percent (50%)) of the Voting Shares then outstanding;
          (b) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifty percent (50%) or more of the Voting Shares then outstanding;
          (c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of fifteen percent (15%) or more of the Voting Shares then outstanding;
          (d) At any time during any period of twenty-four (24) consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of the Company, unless the election, or the nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination, and (ii) were directors at the beginning of the period;
          (e) A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of the Company with another corporation in which those persons who are shareholders of the Company immediately before the merger or consolidation are to receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company;
          (f) (i) The Company is merged or consolidated with another corporation and those persons who were shareholders of the Company immediately before the merger or consolidation receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the Company is dissolved; or
          (g) Any person who proposes to make a “control share acquisition” of the Company, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to the Company.
Notwithstanding anything herein to the contrary, if an event described in clause (b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of

Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), clause (e), or clause (g) above occurs, or if an event described in clause (c) occurs and the Board does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.
     A “Change of Control” for all other purposes of the Agreement shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:
          (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;
          (ii) a majority of members of the Company’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or
          (iii) any one person, or more than one person acting as a group, acquires (or has acquired during a twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
     17.9. “Change of Control Severance Benefits” means those payments and benefits that may become payable pursuant to Section 2 above.
     17.10. “Code” means the United States Internal Revenue Code of 1986, as amended.
     17.11. “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.
     17.12. “Company” means Jo-Ann Stores, Inc., an Ohio corporation, and its successors.
     17.13. “Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one (1) or more individuals, selected by the Committee, who are qualified to give professional medical advice, provided, however, that Executive must be entitled to disability benefits under the Company sponsored disability plans or programs.
     17.14. “Employer” means the Company and each corporation or other entity with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.
     17.15. “Excess Parachute Payment” has the meaning assigned to that term in Q/A-3 (note that although initial capital letters are used on this term in this Agreement, the Q/As do not use initial caps for this term).
     17.16. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     17.17. “Excise Tax” has the meaning assigned to that term in Section 9.5.
     17.18. “Founding Families” means the families consisting of Betty and Martin Rosskamm and Alma and Justine Zimmerman and their respective issue.
     17.19. “Good Reason” (after a Change of Control) means, without Executive’s express written consent, the occurrence, after the occurrence of a Change of Control, of any one or more of the following:
     (a) Any material reduction in Executive’s base compensation and short-term and long-term incentive compensation opportunities (to the extent such short-term and long-term incentive compensation opportunities are a regular and substantial part of Executive’s base compensation) below the amount in effect immediately before the Change of Control or, if higher, the amount in effect before any reduction in Executive’s base compensation and short-term and long-term incentive compensation opportunities made in contemplation of the Change of Control.
     (b) Any material reduction in Executive’s duties, responsibilities, or position with respect to the Company from the duties, responsibilities, or position as in effect immediately before the Change of Control or as in effect immediately before any reduction in any such item made in contemplation of the Change of Control.
     (c) Any shift of Executive’s principal place of employment with the Company to a location that is more than fifty (50) miles (by straight line measurement) from the site of the Company’s headquarters in Hudson, Ohio at the relevant time.
Executive shall have a Separation from Service for Good Reason (after a Change of Control) only if: (i) Executive provides written notice to the Company within ninety (90) days after the initial occurrence of an above event describing in detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to the Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (ii) the Company does not remedy the event prior to the Good Reason Termination Date.
     17.20. “Good Reason” (before a Change of Control) means, without Executive’s express written consent, a material reduction in Executive’s Base Salary other than a reduction that is in the same proportion as the reduction of the base salaries of every other executive officer of the Company in connection with an across-the-board reduction of executive base salaries. Executive shall have a voluntary Separation from Service for Good Reason (before a Change of Control) only if: (a) Executive provides written notice to the Company within ninety (90) days after the initial occurrence of an above event describing in detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to the Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (b) the Company does not remedy the event prior to the Good Reason Termination Date.
     17.21. “Gross Up Payment” has the meaning assigned to that term in Section 9.5 above.
     17.22. “Payment” has the meaning assigned to that term in Section 9.1 above (except as otherwise provided in Section 1(a)).
     17.23. “Parachute Payment” has the meaning assigned to that term in Q/A-2 but without reference to subsection (4) of Q/A-2 (with the effect that a payment otherwise meeting the definition of “Parachute Payment” will be referred to as a Parachute Payment even if the total of all such Parachute Payments is less than three times Executive’s base amount (as defined in Q/A-34) (note that although initial capital letters are used on this term in this Agreement, the Q/As do not use initial caps for this term).
     17.24. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).
     17.25. “Q/As” means the entire series of Questions and Answers set forth in Section 1.280G-1 of the Treasury Regulations issued under Section 280G of the Code (which Section of regulations is presented in Question and Answer format); references to particular Question and Answers will be, for example, to “Q/A-1.”
     17.26. “Retirement” means a voluntary Separation from Service by the Executive other than for Good Reason after Executive has either (a) attained age fifty-five (55) and has completed at least ten (10) full years of continuous service with the Company, or (b) has attained age sixty-five (65) (without regard to length of service).

     17.27. “Separation from Service” means Executive has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Executive and Employer reasonably anticipate that no further services will be performed by the Executive for Employer; provided, however, that Executive shall be deemed to have a termination of employment if the level of services he would perform for Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for Employer (whether as an employee or independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to Employer if Executive has been providing services to Employer for less than thirty-six (36) months). For this purpose, Executive is not treated as having a Separation from Service while he is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as Executive has a right to reemployment with Employer under an applicable statute or by contract.
     17.28. “Severance Benefits” means those payments and benefits that may become payable before the occurrence of a Change of Control pursuant to Section 1 above.
     17.29. “Termination Date” means the date on which any Separation of Service of the Executive becomes effective.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JO-ANN STORES, INC.
By:	/s/ Darrell Webb
President and Chief Executive Officer

EXECUTIVE
/s/ Travis Smith
Travis Smith